Exhibit 10.11

SPECIAL VEHICLE MANUFACTURER CONVERTERS AGREEMENT

THIS AGREEMENT is executed by and between General Motors Corporation, a Delaware corporation whose business office is located in Detroit, Michigan (hereinafter “GM)”, and Supreme Corporation, located at Goshen, IN (hereinafter “Manufacturer”), effective February 29, 2008.

WHEREAS, GM is engaged in the business of assembling and marketing complete and incomplete motor vehicles, including trucks, truck chassis and cars (hereinafter “Vehicles”); and

WHEREAS, Manufacturer is engaged in the business of manufacturing and marketing special bodies and equipment installed on or in Vehicles (Vehicles modified, completed or altered by Manufacturer are hereinafter “End Products”); and

WHEREAS, GM and Manufacturer are currently parties to a Special Vehicle Manufacturer Converters Agreement, which will be terminated and superseded by this Agreement.

WHEREAS, independent authorized GM dealers (hereinafter “Dealers”) may acquire End Products from Manufacturer; and

WHEREAS, GM and Manufacturer desire that GM sell Vehicles to Manufacturer on a restricted basis to be made into End Products by Manufacturer for resale to Dealers so as to facilitate the business operations of GM, its Dealers, and Manufacturer, including the accommodation of the parties’ production schedules to the extent feasible; and

WHEREAS, implementation of this Agreement will require, among other things, the establishment and maintenance of an arrangement between Manufacturer and a financial institution to finance the purchase of and facilitate the payment for the Vehicles from GM;

NOW, THEREFORE, in reliance on and in consideration of the premises and the mutual promises contained in this Agreement, the parties hereby agree as follows:

Article 1: Term of Agreement

1.1                                  The term of this agreement shall be five (5) years from the effective date specified above.

Article 2: Agreement to Sell and Purchase Vehicles

2.1                                  GM agrees to sell to Manufacturer, and Manufacturer agrees to purchase from GM, Vehicles subject to all of the terms and conditions of this Agreement. GM has provided Manufacturer with a copy of its current Special Vehicle Manufacturer Policy and Procedures Manual (hereinafter “Manual”), setting forth the policies and procedures Manufacturer is required to follow in the processing of Vehicles hereunder, including policies and procedures for ordering Vehicles, and repair of transportation damage and defective parts. GM reserves the right to change the

March 2008

Manual in writing at any time. The Manual is hereby incorporated by reference into this Agreement, and all of the provisions now or hereafter contained in the Manual shall be deemed to be part and parcel of this Agreement. Manufacturer shall follow the policies and procedures set forth in the Manual in the performance of its obligations hereunder. In case there is a conflict between provisions of the Manual and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern.

Article 3: Vehicle Orders; Prices; Financing

3.1                                  Manufacturer shall submit orders to GM for Vehicles electronically, or in such other manner as may be specified by GM. There are numerous factors which affect the availability of Vehicles. GM reserves to itself absolute discretion in accepting orders and distributing Vehicles, and its judgment in such matters shall be final. Manufacturer’s orders for Vehicles are not binding on GM until accepted by GM, and may be canceled by Manufacturer until that time. An order is accepted by GM when the Vehicle is released to production. Manufacturer shall be responsible for ordering Vehicles with emissions systems that comply with the emissions laws in the states in which the End Products will be sold.

3.2                                  Prices and other terms of sale applicable to Vehicles are those set forth in GMPricing.com. Such prices may be changed by GM at any time. Except as otherwise provided by GM in writing, such changes will apply to Vehicles not shipped at the time the changes are effective. Vehicles ordered under this Agreement are not eligible for any price protection allowance that otherwise may have been available on orders submitted directly by a Dealer to GM.

3.3                                  Manufacturer shall establish and maintain a financing arrangement between Manufacturer and a financial institution for the purpose of financing the purchase of and facilitating the payment for the Vehicles from GM. The financial institution must be satisfactory to GM. Manufacturer shall provide to GM a copy of the Agreement between Manufacturer and its financial institution. Manufacturer shall notify GM in advance of any proposed changes in its financing arrangement for review and acceptance by GM. Manufacturer and its financial institution shall furnish GM with a statement as to the maximum number of Vehicles that will be financed by such financial institution at any particular time. This maximum number of Vehicles is referred to in this Agreement and the Manual as the “Credit Limit.” Failure of Manufacturer to obtain or retain a Vehicle inventory financing arrangement in an amount satisfactory to GM and with a financial institution acceptable to GM will result in termination of this Agreement.

3.4                                  Except for the purpose of financing Manufacturer’s acquisition of Vehicles hereunder, Manufacturer shall not grant, nor cause or permit to arise, any security, lien, or other interest in any part of an End Product (other than a special body or equipment installed thereon by Manufacturer) without GM’s prior written approval. Manufacturer shall promptly reimburse GM for any money paid by GM to discharge any such adverse lien or interest, if it elects or is required to do so.

3.5                                  GM shall have the right, with or without advance notice, to examine Vehicles and Manufacturer’s records in respect thereof at any time during regular business hours.

Article 4: Handling of Vehicles

4.1                                  Upon receipt of Vehicles, Manufacturer shall inspect each Vehicle for damage or shortage and shall accept custody of, and execute an appropriate receipt for, each Vehicle. Manufacturer agrees to resolve any damage or warranty claims in accordance with the Manual.

4.2                                  Manufacturer shall keep and maintain each Vehicle delivered to it in safe storage (including, as appropriate, in a defined area enclosed by an adequate fence and protected to the extent appropriate in that vicinity by security personnel). Manufacturer shall not store any Vehicle at any location not identified by address on Exhibit A. Manufacturer’s obligation is to ensure that Vehicles do not deteriorate from a like new condition in appearance or quality during the period of Manufacturer’s control.

4.3                                  Manufacturer shall have corrected all damage or shortages noted upon receipt. All repairs must be performed by an authorized GM Dealer.

Article 5: Delivery; Title and Risk of Loss; Insurance

5.1                                  GM will select the assembly and shipping locations and the modes of transportation for delivery of Vehicles to Manufacturer. Risk of loss shall pass to Manufacturer upon delivery by GM to a carrier (F.O.B. GM’s assembly plant), and actual and legal title shall similarly pass to Manufacturer but with restrictions for mutual benefit as further provided in this Agreement. Delivery shall be to Manufacturer’s business premises identified on Exhibit A, unless GM decides another location is appropriate. Any claims for loss or damage to a Vehicle while in the possession of a carrier must be noted on the delivery receipt and submitted to GM.

5.2                                  Manufacturer’s purchase and possession of Vehicles hereunder is a restrictive purchase and possession for mutual benefit, and Manufacturer acknowledges that this Agreement is intended to result in the distribution of quality End Products only to GM’s Dealer network for the particular Vehicle brand. Following an agreement by Manufacturer with a Dealer for the Dealer’s purchase of an End Product, Manufacturer shall notify GM in a manner specified by GM. Upon such notice, GM will credit Manufacturer for the original cost of the Vehicle and charge the Dealer for that Vehicle. Within two days after invoicing the Dealer, GM will initiate delivery of the Manufacturer’s Statement or Certificate of Origin (“MSO”) for each Vehicle to Dealer. Manufacturer agrees not to perform any modifications or alterations to the Vehicle until issuance of the MSO. Manufacturer agrees that after ownership of each Vehicle has been transferred to Dealer, Manufacturer’s possession of the Vehicle is a bailment for purposes of upfitting and storage only.

5.3                                  Manufacturer shall, absent written agreement to the contrary, be responsible for delivery of End Products to Dealers with certification and labeling in accordance with Section 8.1 of this Agreement, and for invoicing and collecting for its work on or in Vehicles. Manufacturer acknowledges that the date of GM’s charge to a Dealer for a Vehicle has significance for purposes of pricing, promotions, inventory charges, and other purposes, and to the extent possible, Manufacturer shall modify, alter or complete the End Product and ship the appropriate End Product promptly upon a Dealer’s purchase of such End Product. Manufacturer agrees to promptly negotiate a reasonable settlement in good faith with any Dealer which incurs undue delay in delivery of an End Product.

5.4                                  Manufacturer hereby indemnifies and holds GM harmless from and against any and all claim, cause of action, loss, damage, or expense, including reasonable attorneys’ fees and expenses incurred from any litigation, arising from or relating to any claim for injury or property damage in connection with the manufacturing or marketing of End Products or with the use, operation or storage of any Vehicle while Manufacturer has title, custody, possession, or risk of loss under this Agreement.

5.5                                  Manufacturer shall obtain and maintain, pursuant to the terms of this Agreement, at its sole expense, the following types of insurance coverage, with minimum limits as set forth below:

1.                                       Comprehensive General Liability coverage, including products, completed operations and contractual liability, at a limit acceptable to GM but not less than $10,000,000 per occurrence for personal injury and property damage combined.

2.                                       Comprehensive Automobile Liability covering all owned, hired, and non-owned vehicles at a limit of not less than $5,000,000 per occurrence for personal injury and property damage combined, including all statutory coverages for all states of operation.

3.                                       Workers Compensation in the statutory limits for all states of operation.

4.                                       Employers Liability in limits of not less than $1,000,000 for all states of operation.

5.                                       Garage Keepers Legal Liability on a Direct Primary coverage basis including comprehensive and collision coverage at a limit equal to at least the highest value of vehicles in the Manufacturer’s care, custody and control at any one time. Coverage should apply to all vehicles while in the care, custody or control of Manufacturer for any cause of physical damage on a primary basis without regard to negligence. (This coverage should be maintained separate and distinct from coverage available under the Manufacturer’s finance plan.)

6.                                       Manufacturer shall provide annually to GM a certificate of insurance and insurance policy evidencing GM as an additional insured for all above-mentioned coverages except Workers Compensation and Employers Liability for all activities connected with this Agreement, and stating that the above-listed insurance is primary to any coverage that may be available to GM. Manufacturer shall provide at least thirty days’ prior written notice to GM of cancellation, modification, expiration or material change to any policy and, at that time, shall provide GM with a certificate of insurance and insurance policy for the modified, renewed or replacement policy. Such certificate(s) shall be in a form acceptable to, and underwritten by, insurance company (ies) satisfactory to GM. The purchase of appropriate insurance coverage by Manufacturer or the furnishing of certificate(s) of insurance shall not release Manufacturer from its respective obligations or liabilities under this Agreement. All coverage’s shall be maintained throughout the duration of this Agreement with the exception of Comprehensive General Liability coverage referenced in Section 5.5.1 above, which shall be maintained for a period of ten years after termination of this Agreement.

Article 6. End Product Demonstrators; Show and Event End Products

6.1                                  In some cases, Manufacturer may seek to loan an End Product to Dealer(s) for demonstration purposes andlor to GM for static display at a show or event, without reaching an agreement with Dealer for the purchase for the End Product and without the Manufacturer reporting the End Product or Vehicle to GM as “Sold”. GM, in its sole discretion, may approve Manufacturer’s use of a limited number of such End Products for demonstrator services (“End Product Demo” or “Demo”) to support the Manufacturer’s marketing of End Products to Dealers and at shows and events. GM, in its sole discretion, will specify the number of Demos that Manufacturer may have in use at any one time. Manufacturer must enter the End Product Demo into the GM Demo program service, in accordance with GM’s then standard requirements, as may change from time to time for a specified minimum days service (Demo Period). Additionally, if a Demo is loaned to GM for static display at a show or event, any such loan shall be in accordance with GM’s then standard requirements for show and event Demos loaned to GM, as may change from time to time, including by executing a Loan of Upfit Vehicle Terms and Conditions.

6.2                                  GM will retain the MSO of Vehicles incorporated into End Products enrolled in the Demo program, pending its restricted sale to a Dealer at the end of the Demo Period.. Manufacturer shall make every effort to “pre-sell” the Demo to a GM Dealer before the end of the Demo Period.

6.3                                  Except as expressly provided in this Article 6 , all the terms and conditions of this Agreement, including but not limited to title, risk of loss, labeling, certification, indemnification and insurance, shall apply to End Product Manufacturer shall be responsible for all costs related to the Demo End Products, including tax, title, registration, fuel, maintenance, mileage, wear Demos and tear, licensing fees, and insurance for the End Product.

Article 7: Upfitting; Standard of Workmanship

7.1                                  Manufacturer shall not alter any Vehicle, install any body or equipment thereon, or remove any Vehicle from its business premises where originally delivered prior to:

a.                                       Approval by GM of its financial institution for Demos or Show and Event End Products; or

b.                                      For all other Vehicles, sale of such Vehicle(s) by Manufacturer to a Dealer as provided in this Agreement and notice thereof to GM.

7.2                                  To the extent possible, Manufacturer shall process Vehicles delivered under the terms of this Agreement on a first-in, first-out basis.

7.3                                  Manufacturer shall use its best skills and judgment and shall perform all work on its premises (unless an alternate location to perform the work has been approved by GM) in accordance with the highest professional standards of workmanship, and it shall exercise due care to ensure that all work it performs is free from defects in design, materials, and workmanship. Manufacturer shall further employ or retain persons with appropriate technical competence for the work being performed. GM may provide technical information on Vehicles to assist Manufacturer, but Manufacturer will control and bear full responsibility for the design and manufacture of the End Product.

7.4                                  Manufacturer acknowledges that the reputation of GM and its products may be affected by the quality, reliability, and durability of Manufacturer’s products and its conduct in the marketplace. GM may provide Manufacturer with process guidelines and other information for improving End Product quality, reliability and durability, and provide to Manufacturer a periodic assessment of its processes. Manufacturer is responsible for selecting and implementing processes which meet customer expectations for quality, reliability, and durability.

7.5                                  Manufacturer agrees to maintain a viable Dealer and consumer relations activity, to offer a competitive warranty on its work to Dealers and consumers equal in duration and every other aspect to the applicable chassis model year new Vehicle and powertrain warranties, and to maintain through Dealers, and others at Manufacturer’s discretion, a system of convenient Warranty corrections for consumers, and to make available to Dealers service replacement parts with number identification systems (this shall hereinafter be referred to as “Parts Number Identification”) for Warranty and non-Warranty service for a reasonable period of time after End Products are sold to consumers.

Article 8: Compliance with Applicable Laws

8.1                                  Manufacturer shall comply with all federal, state, and local laws, regulations, and standards in its performance of its work. Manufacturer acknowledges its legal responsibility insofar as it is the manufacturer of an End Product and agrees to certify, label and warrant its contribution to the End Product in compliance with applicable laws, including but not limited to warranty laws and Federal Motor Vehicle Safety Standards. Further, Manufacturer agrees to cooperate with GM in achieving compliance with applicable laws and regulations, Manufacturer shall comply with and maintain a copy of the “Document for Incomplete Vehicles” supplied by GM with certain Vehicles and maintain a record of the name and address of the first retail purchaser of each End Product and shall make such information available to GM at the times and in the manner specified by GM. Manufacturer shall be responsible for ensuring that End Products are sold to first retail purchasers in compliance with federal and state emissions laws and federal fuel economy laws. Manufacturer shall refer to GM’s annual letter to dealers and upfitters for guidance concerning compliance with emissions laws.

8.2                                  Manufacturer shall promptly notify GM of any real or potential defect in the End Products and be responsible for reporting under the federal Transportation Recall Enhancement Accountability and Documentation (T.R.E.A.D.) Act If Manufacturer believes that there is an emission-related defect or failure in the End Products, GM and the Manufacturer will exchange information and will consult with each other with respect to the need and advisability of either or both filing an emission report to the appropriate government agencies.

8.3                                  Manufacturer hereby indemnifies, agrees to defend against and hold harmless GM from any claims, suits, loss, damage or expense, including settlements, judgments, expert fees, and attorneys’ fees, resulting from or related to any actual, potential, or threatened claim, action, complaint, or proceeding against GM for, without limitations, any unauthorized use of any trademark, patent, process, idea, method, or device by Manufacturer in connection with modifications or additions made by or for Manufacturing (including those modifications or additions made by Manufacturer with assistance provided by GM under Section 5.3 hereof).

8.4                                  Even if not required by law, Manufacturer shall affix to each End Product an Information Label for either an altered or completed vehicle according to the specifications, including location of the label, established by the National Highway Traffic Safety Administration. Manufacturer shall also comply with the requirements of the Automobile Information Disclosure (Monroney) Act and the Energy Policy and Conservation Act, as applicable. If Manufacturer’s work affects the information contained on the window label placed on the Vehicle by GM, Manufacturer shall apply its own additional label with appropriate disclosure or updated information. Nothing in this Section shall relieve Manufacturer of its obligation to comply with all applicable laws as specified in Section 8.1. of this Article.

Article 9: New Vehicle Preparation; Vehicle Warranty and Campaign Corrections by Manufacturer

9.1                                  Manufacturer shall have performed, by an authorized GM Dealer, needed warranty and special policy repairs and adjustments, and campaign corrections directed by GM. Such services may be performed on Vehicles prior to upfitting so long as the upfitting will not impact either directly or indirectly the Vehicle components or systems affected by the services. Otherwise, such services shall be performed after upfitting but before the End Products leave Manufacturer’s possession. Manufacturer shall make End Products available to such Dealer in such fashion as to facilitate the performance of services.

9.2                                  The written new Vehicle warranty provided with each Vehicle contains the only GM warranty applicable to such Vehicle, and GM neither assumes nor authorizes anyone to assume for it any other obligation or liability in connection with such Vehicle. In particular, GM does not assume, and hereby disclaims, any warranty or other liability or obligation, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY PRODUCT LIABILITIES BASED UPON NEGLIGENCE OR STRICT LIABILITY, to Manufacturer, except if Manufacturer becomes an owner of a Vehicle, and then only to the extent of the written new Vehicle warranty. Manufacturer shall ensure that General Motors’ written new Vehicle warranty and other product information intended for the consumer are placed in the End Product and remain with it when it leaves the custody of the Manufacturer. Manufacturer shall also ensure that Manufacturer’s written new Vehicle warranty and other product information intended for the consumer are placed in the End Product and remain with it when it leaves the custody of the Manufacturer.

Article 10: Recall Campaigns; Product Liability

10.1                            In the event of a recall campaign by GM necessitated by a defect or nonconformity in a Vehicle for which Manufacturer is responsible, in whole or in part, Manufacturer shall reimburse GM the direct costs, expenses and any penalties which may be incurred, with the understanding that the portion of such direct costs, expenses and penalties to be borne by Manufacturer shall be proportional to the degree to which the defect or non-conformity of Manufacturer’s work caused the recall. Prior to GM or Manufacturer performing any recall campaign for which GM or Manufacturer expects reimbursement, GM and Manufacturer will exchange information and will consult with each other with respect to the need and advisability thereof; provided, however, that the final decision as to whether or not to have such a recall shall in every instance rest with General Motors.

10.2                            With respect to any actual, potential, or threatened claim, action, or proceeding (hereinafter “Claim”), regardless of whether such Claim is based on strict liability, negligence, warranty, or other theory (hereinafter “Product Liability”), relating to any aspect of Manufacturer’s work, each of the parties to this Agreement shall (a) communicate and cooperate with the other and, if necessary, the appropriate insurance carrier, to the fullest extent reasonably possible in investigation of the facts and circumstances surrounding the Claim and in any litigation involving the Claim; (b) refrain from taking any position adverse to the interests of the other party to this Agreement; and (c) not, except in enforcement of the rights hereunder, institute any claim, action, or proceeding, whether by cross-complaint, third party complaint, interpleader, or otherwise, against the other party to this Agreement.

10.3                            With respect to any Product Liability or related liability, costs, and expense under this Article, the following are applicable:

a.                                       Any settlement or payment to satisfy an adverse judgment in any Claim shall be apportioned to GM and Manufacturer based upon such judgment or, if there is no judgment or it is not definitive as to causation, each party’s liability; and

b.                                      GM and Manufacturer shall bear their respective costs and expenses incurred in connection with cooperation in investigation and litigation, including those costs incurred for the production of documents and answering of other discovery.

10,4                            In the event a Product Liability Claim is brought against GM or Manufacturer relating to the other’s work, each party shall promptly forward to the other party every summons and complaint and every other court document received by it; and if the other party is named a party in the action, in no event shall either party take any action toward settlement without prior notification to the other party of such proposed action followed by a reasonable period of time to allow the other party to respond to such notification.

Article 11: GM Trademark Usage

11.1                            During the term of this Agreement, the Manufacturer is granted a royalty-free, non-exclusive right and license to display the GM Fleet & Commercial authorized logo as depicted in Exhibit “B” (the “Mark”). This Mark may be used only in communications with GM dealers, provided that the following disclosure language appears prominently and in close proximity to the Mark: “GM Special Vehicle Manufacturer means Manufacturer orders and receives vehicles directly from GM, agrees to maintain $10,000,000 product liability coverage, and agrees to comply with applicable government safety regulations. Manufacturer and not GM is responsible for FMVSS certification of the Modified or Upfitted Vehicle.” The Mark may not be used on or in any End Product, on any End Product labeling, or on any communications with, or materials intended for, the end user. The Manufacturer shall not have any other right to use any GM Marks.

11.2                            The Mark may be used only to convey to GM Dealers and end users that the Manufacturer (1) can order Vehicles directly from GM, (2) can be shipped Vehicles directly from GM, (3) has a direct transmittal and billing relationship with GM, and (4) meets GM insurance requirements applicable to special vehicle Manufacturers. The Mark may not under any circumstances be used to state or imply that GM endorses, approves or authorizes in any way the End Products of Manufacturer. For example, Manufacturer shall not use phrases such as “GM Authorized”, “GM Approved”, or any similar terms or phrases where the use of GM’s trademark, or similar statements, may cause confusion to end users or dealers about the nature of GM’s limited relationship with Manufacturer.

11.3                            Other than as set forth in Sections 11.1 and 11.2, the Manufacturer is not authorized or licensed to use any GM source identifiers in association with the promotion or offering of their services to GM dealers or end users. GM source identifiers include trademarks, trade dress, website URLs, rights of publicity, and other intellectual property owned by GM that evoke GM, and GM’s related products and services.

11.4                            Manufacturer hereby acknowledges that the Proprietary Marks (defined as the various trademarks, service marks, names and designs used in connection with General Motors products and services) are the sole and exclusive property of GM. Manufacturer and/or its customers will not, at any time, do or suffer to be done any act or thing which will in any way impair the rights of GM with regard to the Proprietary Marks. In particular, Manufacturer will not use, cause, or permit to be used, any of the Proprietary Marks on any goods or in conjunction with any services, except as provided to it by GM under this Agreement. Moreover, Manufacturer will not use the Proprietary Marks to incur any obligations or indebtedness on behalf of GM.

11.5                            Manufacturer will not apply to register or maintain a registration for any Proprietary Marks either alone or as part of another mark, including internet domain name without General Motors prior written approval. Manufacturer will not take any action that may adversely affect the validity of the Proprietary Marks or the goodwill associated with them.

11.6                            Manufacturer agrees to purchase and sell goods bearing Proprietary Marks only from parties authorized or licensed by GM. The Proprietary Marks may be not be used as part of the Manufacturer’s name without the express written permission of GM.

11.7                            Manufacturer agrees to change or discontinue the use of any Proprietary Marks upon GM’s request. Manufacturer agrees that no company owned by or affiliated with Manufacturer or any of its owners may use any Proprietary Mark to identify a business without GM’s prior written permission.

11.8                            Compliance with the obligations set forth in this Article requires, and the Manufacturer further agrees to maintain reasonable and adequate records to allow GM to verify compliance with these obligations.

Article 12: Indemnification; Dispute Resolution

12.1                            In the event a suit or other proceeding is commenced relating to any aspect of Manufacturer’s work, including any portions of a Vehicle affected by Manufacturer’s work, Manufacturer agrees to hold GM harmless and indemnify GM completely from Product Liability losses. Each party shall retain the right to conduct its own defense to such suit or proceeding.

12.2                            In the event of any breach of any obligation contained in this Agreement, the breaching party shall indemnify the nonbreaching party for any damage, costs, and expense, including reasonable attorneys’ fees, suffered by the nonbreaching party due to the breach.

12.3                            If it cannot be determined whether, or the extent to which, a settlement of or judgment in a Claim or a recall campaign was based on an aspect of Manufacturer’s work or on another part in a Vehicle that plaintiff alleged was defective, then either party may submit the matter to binding arbitration in order to determine the relative percentage allocable to each party. Such disputes shall be finally settled under the Rules of the American Arbitration Association, provided that the arbitration shall not occur until after the conclusion of the case. There shall be three (3) arbiters, one appointed by GM and one appointed by Manufacturer, with the third appointed by the other two. Costs of the arbitration shall be shared equally.

Article 13: Annual Business Review

13.1                            In July of each calendar year, Manufacturer shall submit to GM the following:

(a)                                   a current certificate of insurance as provided under Section 5.5.6 above; and

(b)                                  an updated and completed SVM Business Information Update Form, which shall be provided to Manufacturer by GM from time to time.

13.2                            Manufacturer agrees to meet with a GM representative annually to complete a GM Special Vehicle Manufacturer Assessment form, which shall be provided to Manufacturer by GM from time to time.

13.3                            If Manufacturer fails to provide (a) the information required in Section 13.1 annually during the month of July or (b) the certificate of insurance and insurance policies as required under Section 5.5.6, GM may suspend any shipment of Vehicles to Manufacturer, or terminate this Agreement as provided below.

Article 14: Distribution of Vehicles in US; Export Controls

14.1                            Vehicles sold to Manufacturer under this Agreement are for distribution in the 50 United States, and the District of Columbia (“U.S.”) or Puerto Rico. It is a material breach of this Agreement for Manufacturer to sell, cause or arrange to be sold End Products or new motor vehicles for resale or principal use outside the U.S. or Puerto Rico. Manufacturer agrees that it will not sell any Vehicles or End Products in or into the U.S. which were not originally manufactured for sale and distribution in the United States.

14.2                            Manufacturer hereby agrees that the products, software or technical data supplied by GM under this Agreement are subject to the export control laws and regulations of the United States (U.S.). Manufacturer shall comply with such laws and regulations and agrees not to export, re-export or transfer such products, software or technical data contrary to U.S. export laws and regulations. Furthermore, Manufacturer agrees the products, software or technical data supplied hereunder will not be exported, re-exported or otherwise transferred to: (a) any country subject to U.S. sanctions; (b) any party for a prohibited military end-use or to a prohibited military end-user; (c) any party that is engaged in missile, nuclear, biological or chemical weapons end-uses; and (d) any party on any of the U.S. Government’s various lists of restricted parties.

14.3         Manufacturer’s obligations under this Article shall survive the expiration or termination of this Agreement.

Article 15: Termination

15.1         This Agreement shall expire at the end of the Term specified above without further notice unless terminated earlier as specified below in this Article.

15.2         This Agreement may be terminated prior to the end of the Term by either party at any time by written notice thereof to the other party. Written notice of termination shall be delivered personally or by certified mail, return receipt requested; termination shall be effective at the end of the third business day after the day of receipt of such written notice or at such later time as may be set forth in such notice.

15.3         If this Agreement is terminated by GM, Manufacturer may purchase outright or have a Dealer purchase outright any or all Vehicles in Manufacturer’s custody. The net purchase price for each such Vehicle shall be the Dealer invoice price at which GM would have sold such Vehicle to a Dealer on the date of GM’s invoice to Manufacturer inclusive of any discounts or allowances (including model close-out allowance, if applicable) that might have been available to such Dealer. Unless otherwise agreed in writing, such purchase price shall be paid to GM by certified check or bank check delivered not later than the aforesaid third business day. In the alternative, GM shall retake possession of Vehicles in Manufacturer’s custody and credit Manufacturer for Manufacturer’s original purchase price from GM.

15.4         If this Agreement is terminated by Manufacturer, Manufacturer shall, prior to the effective date of termination, have a Dealer purchase outright, or, for demonstrator or show and event units, purchase outright all Vehicles in its custody in accordance with the terms of Section 5.2; provided, however, that GM at its option may retake possession of such Vehicles, or any of them, and (a) credit Manufacturer for Manufacturer’s original purchase price from GM, and (b) charge Manufacturer the lesser of the expense incurred by GM to redistribute such Vehicles or the destination charge applicable to similar units delivered to any authorized GM Dealer near Manufacturer’s business premises.

15.5         GM shall have a reasonable period, and in any event not less than thirty days from the date of termination, in which to remove Vehicles from Manufacturer’s premises, and Manufacturer’s obligation under this Agreement in connection with safekeeping vehicles in its possession shall continue during such period.

15.6         If GM retakes possession of any Vehicles under this Article, the terms of this Agreement shall not apply to any Vehicles upon which Manufacturer has installed bodies or other equipment, or that are not in a new and unused condition or have missing parts or components.

15.7         If this Agreement is terminated, any and all funds in the Manufacturer’s Merchandising Reserve account, addressed in Article 16 herein, shall revert to GM.

Article 16: Merchandising Reserve

16.1         To assist Manufacturer with merchandising and marketing expenses resulting from sales of eligible GM Vehicles, GM may in its sole discretion provide a merchandising reserve in an amount to be determined each model year (hereinafter the “Merchandising Reserve”).

16.2         This Merchandising Reserve will be accumulated by GM for any eligible Vehicles released to Dealers from September 1 through August 31 of each year, until further notice. The Merchandising Reserve fund will be paid to the Manufacturer’s open account twice a year (typically early Spring and early Fall) unless GM notifies the Manufacturer otherwise.

16.3         Until the Merchandising Reserve is actually paid to Manufacturer, it remains the sole property of GM. Also GM has the right to recoup, setoff or deduct from the Merchandising Reserve any amounts due or to become due (whether matured, contingent or liquidated) from Manufacturer to GM or its subsidiaries. If this Agreement is terminated, any and all funds in the Merchandising Reserve account shall not be paid to Manufacturer.

16.4         Merchandising Reserve funds are intended to assist Manufacturer with its merchandising of eligible Vehicles to GM Dealers. As a condition to receipt of these funds annually, Manufacturer must spend not less than an equal amount to the reserve on such merchandising. GM may request receipts to support such payments.

Article 17: General Terms

17.1         No waiver or modification of any term of this Agreement or creation of additional terms shall be valid or binding upon GM unless made in writing executed on its behalf by a Manager in General Motor’s Fleet & Commercial Operations. The failure by either party to enforce any term of this Agreement at any future time shall not be considered a waiver of any right or remedy available hereunder or by law.

17.2         This Agreement does not constitute either party the agent or legal representative of the other for any purpose whatsoever.

17.3         This Agreement (i) contains the entire understanding of the Parties relating to the subjects hereto, (ii) supersedes all prior statements, representations and agreements, and (iii) cannot be amended except by a written instruments signed by all parties. The Parties represent and agree that, in entering into this agreement, they have not relied upon any oral or written agreements , representations, statements, or promises, express or implied, not specifically set forth in this Agreement. The Parties expressly waive application of any law, statute or judicial decision allowing oral modifications, amendments or additions to this Agreement notwithstanding this express written provision requiring a writing signed by the Parties.

17.4                           This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan as if entirely performed therein, without regard to the conflicts of law and principles thereof.

17.5                           Any notice required or permitted to be given by either party under or in connection with this Agreement shall be in writing and shall be deemed duly given when personally delivered or sent by mail or by expedited courier service, or by cable or facsimile, as aforesaid to the addresses indicated in the SVM Business Information Update Form, unless otherwise agreed to by the parties.

17.6                           All monies or accounts due Manufacturer from GM under this Agreement shall be considered net of any indebtedness of Manufacturer to GM, including its subsidiaries, and GM may, at its election, recoup, setoff or deduct any indebtedness of Manufacturer or Manufacturer’s financial institution to GM against any monies or accounts due from GM to Manufacturer.

17.7                           Manufacturer may not assign or delegate this Agreement or any of its obligations under this Agreement without the prior written consent of GM.

17.8                           This Agreement is not enforceable by any third parties and is not intended to convey any rights or benefits to anyone who is not a party to this Agreement.

17.9                           If any term of this Agreement is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such term shall be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the dates set forth below:

MANUFACTURER:	GENERAL MOTORS CORPORATION
Supreme Corporation	Fleet and Commercial Operations

General Motors Manufacturer Code(s):

By	By
Title:	Title
Date:	Date

EXHIBIT A TO

SPECIAL VEHICLE MANUFACTURER CONVERTERS PROGRAM AGREEMENT

Agreement applies to all models of trucks, truck chassis and cars (Vehicles) available through General Motors Fleet and Commercial Operations which are shipped under this Agreement.

Vehicles delivered to Manufacturer shall be stored at the following locations, and no others:

1. Supreme Corporation	Goshen, Indiana
2. Supreme Corporation	Griffin, Georgia
3. Supreme Corporation	Cleburne, Texas
4. Supreme Corporation	Moreno Valley, California
5. Supreme Corporation	Woodburn, Oregon
6. Supreme Corporation	Jonestown, Pennsylvania
7. Supreme Corporation	Nasonville, Rhode Island
8. Supreme Corporation	Apopka, Florida

MANUFACTURER:	GENERAL MOTORS CORPORATION
Supreme Corporation	Fleet and Commercial Operations

General Motors Manufacturer Code(s):  see attached

By	By
Title:	Title
Date:	Date

ATTACHMENT to EXHIBIT A

SPECIAL VEHICLE MANUFACTURER CONVERTERS PROGRAM AGREEMENT

This agreement applies to all models of trucks and truck chassis (Vehicles) which are:

(i) distributed by General Motors, (ii) handled either by General Motors Fleet and Commercial Operations or General Motors Isuzu Commercial Truck Vehicle Supply & Distribution, and (iii) shipped under this Agreement.

Vehicles delivered to Manufacturer shall be stored at the following locations, and no others:

	Location Address	CHEVROLET SVM Code	GMC SVM Code	ISUZU SVM Code (To be assigned)
1.	2572 E. Kercher Rd. Goshen, IN 46528
2.	2051 U.S. Highway 41 Griffin, GA 30224
3.	500 W. Commerce St. Cleburne, TX
4.	411 Jonestown Rd. Jonestown, PA 17038
5.	22135 Alessandro Blvd. Moreno Valley, CA 92553
6.	2450 Progress Way Woodburn, OR 97071
7.	135 Douglas Pike Harrisville, RI 02830
8.	3050 Dee St. Apopka, FL 32703
9.	2592 E. Kercher Rd. Goshen, IN 46528
10.